PERSONAL AND CONFIDENTIAL

November 6, 2019

Rosalind Buick
619 Arapahoe Avenue
Boulder, CO 80302

Dear Roz:

This is a Severance Agreement and Release of All Claims (the “Agreement”) between Rosalind Buick (hereinafter, “Employee,” “you” or “your”) and Trimble Inc. (“Company”, and together with all entities which directly or indirectly own or control, are owned or controlled by, or are under common ownership or common control with Trimble Inc., the “Company Entities”).

This Agreement confirms that your employment with Company will terminate on January 6, 2020 (the “Separation Date”). You and Company wish to conclude your employment relationship on an amicable basis, and desire to compromise, settle, discharge and release in full any and all rights, claims and actions whatsoever that you have or may have against Company, any of the Company Entities, or any of their respective past, present, or future owners, officers, directors, employees, shareholders, agents, predecessors, successors, assigns, representatives, suppliers, subsidiaries, and/or affiliated and related companies (hereinafter referred to collectively as “Releasees”), including without limitation those arising out of your employment by Company and/or the termination of your employment.

Accordingly, in consideration of the covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, and incorporating by reference the preceding terms and definitions, the parties agree to settle any disputes between them as follows:

1.	Severance Payment; Transition Period; Post-Employment Consulting.

a. As consideration for your entering into this Agreement, Company agrees to pay you the amount of One Million Nine Hundred Seven Thousand and Two Hundred and Eighty-Five Dollars ($1,907,285.00), reduced by all required payroll deductions and withholdings (the “Severance Payment”). Company will pay you Ten Thousand Dollars ($10,000.00) of the Severance Payment in accordance with its standard biweekly payroll policy and cycle, on or about the first payroll cycle following the expiration of the Revocation Period set forth in Section 18 of this Agreement, provided that you have signed the Agreement and do not provide a revocation notice during the Revocation Period.

b. Company will pay you the remaining Severance Payment, One Million Eight Hundred Ninety-Seven Thousand Two Hundred Eighty-Five Dollars ($1,897,285.00), in accordance with its standard biweekly payroll policy and cycle, on or about the first payroll cycle following the expiration of the Revocation Period set forth in Section 7 of the General Release of Claims in the form attached to this Agreement as Exhibit A (the “Second Release”) provided that (i) you have executed and delivered to Company the Second Release; (ii) Company must not receive a Revocation Notice prior to the expiration of the Revocation Period set forth in Section 7 of the Second Release; (iii) you must remain continuously employed by Company in good standing through the entire period from the date of this letter through the Separation Date (the “Transition Period”); (iv) throughout the Transition Period you must continue to comply with all Company policies and work in good faith to perform your duties as assigned to you (including satisfactory completion of all transition projects assigned by Company and any other open tasks as reasonably requested); and (v) you have complied with the terms of this Agreement.

c. During the Transition Period, you will remain a full-time employee of Company, compensated based on your current annual salary.

d. Provided you have signed this Agreement and Second Release, and further provided that the revocation periods of both this Agreement and the Second Release have elapsed without you exercising your right to revoke either this Agreement or the Second Release, you and the Company will enter into a consulting relationship pursuant to the terms of a consulting letter agreement in the form attached hereto as Exhibit B. You understand and agree that any breach of Exhibit B by Company shall not constitute a breach of or provide grounds for you to rescind this Agreement or the Second Release.

2.    Benefits. Your medical, vision and dental benefits provided to you as a Company employee will end on the last day of the calendar month in which the Separation Date occurs. Under separate cover, a COBRA letter will be mailed to you from Company or its COBRA vendor. Should you make a timely election to continue health care coverage pursuant to COBRA, your coverage for the plans elected will retroactively take effect from the date that your Company medical benefits ended. Further instructions and costs will be outlined in your COBRA materials. All other benefits provided to you as a Company employee will terminate as of the Separation Date.

3.    Return of Company Property. You agree to return promptly to Company all Company Entity property that is in your possession or otherwise under your control, including without limitation, any of Company’s and its customers’ documentation and records (including all copies thereof), any personal computing devices, mobile devices, technical resource and accompanying data (including any and all copies thereof), and any other equipment and office keys and badges. If you have used your personal accounts or devices for company business, you will promptly forward to your manager any work-related communications through your personal accounts or devices prior to the Separation Date, and irretrievably delete such communications from your personal accounts and devices once Company has confirmed receipt. You also agree to provide to Company a list of your passwords and access information used for Company business, including copies, and to irretrievably delete such passwords and access information from your personal accounts and devices, and destroy any physical copies, once Company has confirmed receipt. Notwithstanding the foregoing, you are entitled to retain as your personal property the lap top computer and cellular telephone, including the telephone number, issued to you by Company, provided you permit Company to delete all Company-related data from both devices prior to them becoming your personal property.

4.    Outplacement Services. As further consideration for this Agreement, you shall also be entitled to a twelve month (12) month outplacement service session through a vendor selected by Company, at Company’s expense. The outplacement services vendor will contact you after both (a) you have complied with Section 3 above and (b) the expiration of the Revocation Periods in both Agreements without revocation by you.

5.    Release of Claims. In exchange for the consideration provided in this Agreement, you, on behalf of yourself and any of your past, present and future spouses, heirs, executors, administrators, successors, attorneys, and assigns, agree to and hereby do irrevocably waive and release the Releasees from any and all claims, charges, demands, obligations, damages, liabilities or causes of action of any kind whatsoever (hereinafter “claims”), whether known or unknown, suspected or unsuspected, that you have or may have against Releasees by reason of any act, omission, transaction or event occurring up to and including the date you sign this Agreement, including, without limitation, any claim related to or arising out of your employment with Company, or termination of that employment, without regard to whether such claims are based on alleged breach of an obligation or duty arising in contract, tort, statute or otherwise. It is expressly understood and agreed by you that this waiver and release includes, but is not limited to, any and all claims for breach of contract, fraud, defamation, infliction of emotional distress, wrongful termination, discrimination, harassment, retaliation, whistleblower, and/or any statutory rights that you may have under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Genetic Information and Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, and any other federal, state, local, or foreign law, rule, regulation, code or ordinance (statutory, regulatory, or otherwise) that may be legally waived and released. This release is not intended to apply to claims which you cannot legally waive, such as for unemployment or workers’ compensation benefits.

This Agreement is a full, final, and unconditional release of all claims by you, known or unknown, asserted or unasserted, arising out of the matters released above. You waive all rights or benefits that you may now or in the future have under any state, federal or local law limiting the effect of a general release. This release and waiver is not a mere recital, but is a known waiver of rights and benefits. You acknowledge and agree that the release and waiver in this Section 5 is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein, and Company is entering into this Agreement in reliance on such release. You acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied that may exist up to and including the date you sign this Agreement. You further agree that if you bring a claim seeking damages or relief against any of the Releasees, or if you seek to recover against any of the Releasees in any claim brought by a governmental agency on your behalf, the release set forth in this Agreement shall serve as a complete defense to such claims, and you shall reimburse the Releasees for any attorneys’ fees or expenses or other fees and expenses incurred in defending any such claim.

Without in any way limiting the generality of the foregoing release of claims, you agree that, other than (i) the Severance Payment set forth in Section 1 above, (ii) any compensation you earn during the Transition Period, (iii) the Pro-Rated Performance Based Restricted Stock Units to which you are entitled pursuant to section 4(a)(iii) of Trimble’s January 31, 2017 Age and Service Equity Vesting Program and section 2(b)(v) of your May 4, 2017 Executive Severance Agreement (the Age and Service Equity Vesting Program and Executive Severance Agreement refer to the same pro-rated performance based restricted stock units and do not give you the right to duplicative restricted stock units), and (iv) any reimbursement of outstanding business related expenses to which you are entitled under Company’s business expense reimbursement policy, you are not entitled to, and shall not receive, any other compensation, remuneration, bonus, incentive plan payout, severance, benefit, consideration, payment or incentive (including any capital stock, stock option, stock appreciation right or any other equity-based incentive) or any reimbursement of any expenses of any kind or nature or expectation of remuneration from any of the Releasees, whether pursuant to any pre-existing or contemporaneous oral or written agreement or otherwise. You further agree and acknowledge that you will not be entitled to receive any unvested portion of any equity awards granted to you by the Company prior to the Separation Date. You shall be solely responsible for payment of your own costs and attorneys’ fees related to this Agreement.

You fully understand that, if any fact with respect to any matter covered by this Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

6.    No Pending, New or Continued Claims; No Unlawful Conduct. You expressly and specifically represent, warrant, confirm and agree (i) that you have not filed, and have not assisted any third party in filing, any claims, complaints, or actions of any kind (including but not limited to civil and administrative claims and actions) against Releasees; (ii) that you will not bring any new or further proceedings against Releasees before any court, administrative agency, or any other forum based upon any liability, claims, demands, actions, or cause of action, which are the subject of this Agreement; and (iii) that you have not engaged in any unlawful conduct relating to the business of Company.

7.    Confidentiality.

a. You expressly agree to keep the terms of this Agreement, including but not limited to the Severance Payment, completely confidential and agree that you will not disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present or prospective clients, employees, shareholders, agents, suppliers or competitors of the Company. The only exceptions shall be disclosure to your spouse, legal, tax, and financial advisers, or as may be legally required by law or as necessary to implement this Agreement. You may also disclose the terms of Sections 8.d and 8.f below to prospective or future employers. You agree to condition any disclosure concerning the terms of this Agreement that is permitted under this Section upon an agreement by the recipient not to disclose the information to anyone else.

b. In the event that you are served with a subpoena, court order, or similar legal process requiring the disclosure of information protected by this Section 7, you agree to give Company written notice to the person listed in Section 18 below within a reasonable time, but not less than two business days before the date of production or testimony.

c. You further acknowledge and agree that any breach of this Confidentiality Provision or disclosure of the terms of this Agreement would result in irreparable harm and damage to Company and that actual damages caused by a breach of this Confidentiality Provision would be difficult to establish or fix, and that it is therefore reasonable under these circumstances to establish and limit the damages for any such breach or violation in advance. Accordingly, you agree that you will be liable to Company for liquidated damages in the amount of One Hundred Thousand Dollars ($100,000.00) for each and every breach of this Confidentiality Provision by you or anyone you disclose the terms of this Agreement to. In addition to its liquidated damage remedies, Company may seek injunctive and other equitable relief to enforce this Confidentiality Provision.

8.    Company Confidential Information. You acknowledge and agree that in the course of your employment with the Company, you have had access to and/or made use of certain confidential information relating to the business activities of the Company. Such confidential information includes, but is not limited to, the Company’s practices and processes in managing its human resources such as recruiting, retention, compensation and training; the Company’s business strategies including marketing and distribution; financial results; pricing data; key persons to contact with regard to customer accounts and customer needs; market surveys and research data; contractual agreements between the Company and customers, distributors and other persons or entities; compilations of information and records that are owned by the Company and are regularly used in the operation of the Company’s business; and other information that is kept confidential by the Company.

a. You agree that you will continue to abide by and comply with your obligations in, restrictions in and the terms of any written agreements between you and the Company concerning the use and protection of confidential and proprietary information and/or containing restrictive covenants such as non-solicitation obligations, and that this Agreement does not extinguish any such written agreements which continue in full force and effect. You have a continuing obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that you acquired during the course of your employment with Company. Notwithstanding the foregoing, in the event you signed any agreement with the Company that includes any non-solicitation and/or non-competition obligation that is inconsistent with the non-solicitation and non-competition covenants contained in this Section 8, the non-solicitation and non-competition covenants contained in this Section 8 shall control.

b. You further represent and agree that all files, computer programs, records, documents, lists, specifications, and similar items relating to the business activities of the Company, including any and all copies, whether prepared by you or otherwise coming into your possession, custody or control, are property of the Company and have been or will be returned immediately by you to the Company in accordance with Section 3, and that you will not remove from the premises of the Company any such property or information.

c. Neither this Section 8, nor the provisions any other written agreement between you and Company is intended to violate the federal Defend Trade Secrets Act. Under that Act, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made either: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if the filing is made under seal.

d. You agree that for a period of one (1) year following your Separation Date, you will not, directly or indirectly, whether as an employee, officer, consultant, owner, advisor, investor, or otherwise, in any location in which the Company conducts business or has customers: (i) render advice or services to, or otherwise assist, any person or entity who is engaged, directly or indirectly, in a Competing Business; (ii) hold a 2.5% or greater equity, voting or profit participation interest in any person or entity who is engaged, directly or indirectly in a Competing Business; or (iii) carry on or be in any way engaged in or have business dealings with a Competing Business. For purposes of this Section, “Competing Business” is defined as Procore, Bentley, Autodesk, and Hexagon, including all of their respective subsidiaries and affiliated entities. Notwithstanding the foregoing, with the prior written consent from the Company, you may accept employment with or otherwise be engaged by or involved with a Competing Business.

e. While Section 8.d is in effect and no later than the first day after the date you accept employment, or enter into any other professional or business engagement with any other person or entity, you agree to provide the Company with the name and address of the person or entity you accepted employment with, or entered into any other professional or business engagement.

f. You agree that for a period of two (2) years following your Separation Date, you will not, directly or indirectly, hire, attempt to hire, recruit, offer employment to, or in any other manner solicit anyone who is an employee or consultant of the Company to terminate employment or consultancy with the Company, or to accept employment with or otherwise provide services to you or any third party.

g. You understand and agree that, in the event of a breach or threatened breach of this Section 8 and/or Section 10 below by you, the Company will suffer immediate and irreparable harm for which money alone cannot fully compensate the Company and, therefore, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction to enforce this Agreement without the necessity of proof of actual damage and without posting of any bond or other security. This Subsection shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from you for breach of this Agreement, nor shall this Subsection be construed to limit the Company’s rights and remedies available under applicable law for violation of Sections 8 or 10.

9.    Protected Activity. You understand and agree that, if legally permissible, nothing in this Agreement is intended to or shall prohibit you from engaging in any activities protected under whistleblower statutes, filing a complaint with or participating in any investigation or proceeding conducted by a federal, state or local government agency, such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or Securities and Exchange Commission, or from receiving and fully retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. However, to the extent legally permissible, you agree to waive your right to recover damages or other monetary compensation in connection with any such government agency proceeding or lawsuit filed by or on your behalf. You further understand and agree that nothing in this Agreement is intended to interfere with your right under the National Labor Relations Act or applicable state law to discuss the terms and conditions of your employment.

10.    No Disparagement and No Admission. You agree that at all times you will not provide any negative commentary or make any disparaging statements about Company (except to the extent required to give truthful testimony under oath), and will not make any false statements about Company. The Company agrees that at all times its officers who have knowledge of this Agreement will not provide any negative commentary or make any disparaging statements about you (except to the extent required to give truthful testimony under oath), and will not make any false statements about you. Neither Company’s agreement to pay to you the amounts provided for in this Agreement nor any other covenant or agreement of Company under this Agreement constitutes, and will not be deemed, construed or interpreted in whole or in part to constitute, an admission of guilt, culpability, wrongdoing or liability on the part of Company or Releasees in connection with any claims against Company or with respect to any other matter involving Releasees. You acknowledge and understand that Releasees expressly deny that they have any liability to you or in any way violated any obligation owed to you.

11.    Social Media Platforms. From and after the Separation Date, you agree to remove from your accounts on any social media platform or networking site (including, but not limited to, Twitter, Facebook, and LinkedIn) any statement or inference that you are currently employed by Company or any of the Releasees.

12.    Your Availability and Cooperation. You agree to make yourself reasonably available from time to time upon request by Company for your assistance in connection with any matter related, directly or indirectly, to your former employment, without additional consideration for any such assistance except as expressly set forth below in this Section 12. You further agree and understand that you will make yourself available, cooperate in any reasonable manner, and provide assistance in connection with any investigation, litigation or other legal proceeding which relates to your previous employment. Company will work to ensure that the cooperation or assistance requested from you will not unreasonably interfere with any subsequent employment you obtain. If Company requests such cooperation, Company will reimburse you for your reasonably incurred out-of-pocket expenses in connection therewith.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and no statement or representation by any agent of Releasees has been relied on by you or has induced you to enter into this Agreement. The parties agree that this Agreement constitutes the entire agreement between you and Company and, except as provided in this Agreement, supersedes any and all prior agreements or understandings, written or oral, between the parties. This includes but is not limited to Trimble’s January 31, 2017 Age and Service Equity Vesting Program and your May 4, 2017 Executive Severance Agreement, except as set forth in section 5 above. This Agreement may only be amended or modified by the mutual written agreement of the parties.

14.    Severability; Waiver. Should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement. Any waiver by either party of any right to receive the benefit of or enforce any term or condition of this Agreement will not be deemed a continuing waiver of such right.

15.    Choice of Law. This Agreement will be governed exclusively by, and will be interpreted, construed and enforced exclusively in accordance with, the laws of the State of Colorado. Any legal proceeding arising out or relating to this Agreement will be subject to the exclusive jurisdiction of the federal and state courts located in the state of Colorado, and each party irrevocably consents to the jurisdiction and venue of said courts and waives any right to object thereto. You and Company agree that the prevailing party in any such proceeding shall be entitled to an award of her or its costs and expenses incurred in any such proceeding, including her or its reasonable attorneys’ fees, in addition to any other relief to which the party may be entitled. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against either party.

16.    Inurement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, administrators, representatives, executors, successors, and assigns. You expressly warrant that you have not transferred to any person or entity any rights, causes of action, or claims released by this Agreement.

17.    Consideration Period. This Agreement is offered by the Company on December 6, 2019. You agree and acknowledge that this offer shall remain available, unless otherwise rejected by you or revoked by the Company, until no later than end of day on December27, 2019, which is not less than twenty-one (21) days following the date this Agreement is offered (such period, the “Consideration Period”). You may use the full Consideration Period to consider this offer before accepting and executing it. You may accept the offer only by returning an executed copy of this Agreement to the Company. If the Agreement is not accepted by you before the end of the Consideration Period, the offer shall be deemed rejected and this Agreement shall be automatically revoked by the Company. If you waive the full Consideration Period and sign the Agreement without waiting the full Consideration Period, you agree and acknowledge that the waiver was your own decision, knowing and voluntary, and not induced through fraud, misrepresentation, or threat to withdraw or alter the offer. You and the Company agree that any later agreed-upon changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

18.    Revocation Period. You agree and acknowledge that you have a full seven (7) days after the date on which you sign this Agreement (as evidenced by the date of your signature on the Agreement) in which to revoke it (the “Revocation Period”). You have been and are hereby advised in writing that this Agreement shall not become effective or enforceable, and Company shall have no payment obligations to you, until the Revocation Period has expired. Any such revocation must be made in writing and sent via express courier or US mail, return receipt requested, to E. Michael Scarpa, Trimble Inc., 10368 Westmoor Drive, Westminster, CO 80021, and shall only be effective if delivered to Company (for personal delivery or express courier) or postmarked

(for delivery by mail) prior to the expiration of the Revocation Period (as evidenced by the delivery receipt or supporting records). If revocation is sent via mail, please also send a contemporaneous email to mike_scarpa@trimble.com notifying us of such election.

19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic transmission shall have the same force, validity, and effect as the originals.

20.    Re-Employment. In the event that you seek re-employment with Company or any affiliated company, or Company or any affiliated company seek to re-hire you, you agree to advise those persons involved in the hiring process of the receipt of the Severance Payment so that Company may determine if re-employment should be conditioned on repayment, in whole or in part. You agree and acknowledge that Company shall be under no obligation to re-hire you.
21.    Upon Signing. By signing this Agreement, you agree, acknowledge and certify:
a. that you have carefully read the terms of this Agreement, that you have been advised by Company to consult an attorney of your own choice prior to executing this Agreement, that you have had an opportunity to do so and that you understand this Agreement’s terms, conditions and effects, including the waiver and release;
b. that you are receiving consideration from Company that you would not otherwise be entitled to receive;
c. that you knowingly and voluntarily enter into this Agreement without fraud, duress, or any undue influence;
d. that you are not waiving any rights or claims that may arise after the date you sign this Agreement;
e. that you are, through this Agreement, releasing the Releasees from any and all claims you have or may have against them, including without limitation any and all claims under the Age Discrimination in Employment Act (“ADEA”), as amended by the OWBPA; and
f. that you knowingly and voluntarily agree to all of the terms set forth in this Agreement and intend to be legally bound by the terms of this Agreement.

Trimble Inc.

Dated:     12-6-19                    /s/ E. MICHAEL SCARPA
E. Michael Scarpa
Chief Human Resources Officer

AGREED TO AND ACCEPTED BY:

Dated:     12-6-19                    /s/ ROSALIND BUICK
Rosalind Buick

[exhibits omitted]